GOULSTON & STORRS
                          A PROFESSIONAL CORPORATION
                              COUNSELLORS AT LAW
                              400 ATLANTIC AVENUE
                       BOSTON, MASSACHUSETTS  02110-3333
                                (617) 482-1776

                          TELECOPY/FAX (617) 574-4112

                                August 19, 1996

Ira Swidler
Katten Muchin & Zavis
525 West Monroe Street, Suite 1600
Chicago, IL  60661-3693

     Re:  Boulder Springs

Dear Ira:

     In connection with Avalon's diligence on Boulder Springs, I want to advise you of the following:

1. Avalon intends to pay off, and not assume, the existing debt on the property. Please note that there may be a notice period to the lender in order to prepay the loan.

2. Avalon intends to assume the following contracts only: (a) Showcase, (2) Haas and (3) Intelligent Answering.

3. We have yet to see a full copy of the cable television contract. We have been furnished with a preliminary memorandum which contemplated a further contract. Please ask you clients to search their records or seek a copy from the cable company.

4. As a part of its diligence, Avalon has discovered that there is a Terminex contract that was not listed on the service contract schedule. We have not seen the contract itself, however, and would like a copy.

5. Finally, without waiting any and all rights with respect to or to terminate this agreement during the Inspection Period, we are aiming for a closing on September 24, 1996.

                              Sincerely,

                              /s/ Jordan

                              Jordan P. Krasnow

JPK/ba
Enclosure
cc:  Ms. Ilona Adams
     Mr. Alan Lieberman
     Daniel J. Perlman, Esq.
     Ms. Lilli Dunn
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